Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-115636, 333-123940, 333-135038 and 333-138303 and Form S-8 No. 127527 previously filed by Derma Sciences, Inc. and Subsidiaries of our report dated February 24, 2006, except for Note 1, as to which the date is March 22, 2007, with respect to our audit of the consolidated financial statements of Derma Sciences, Inc. for the year ended December 31, 2005 included in the Annual Report on Form 10-KSB for the year ended December 31, 2006.

/s/ J.H. Cohn LLP

Roseland, New Jersey
March 30, 2007